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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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                Date of Report (Date of earliest event reported):
                                December 28, 2000


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                          OPTICAL SENSORS INCORPORATED
             (Exact name of registrant as specified in its charter)



          Delaware                     0-27600                 41-164359
 (State or Other Jurisdiction       (Commission           (I.R.S. Employer
       of Incorporation)            File Number)         Identification Number)


7615 Golden Triangle Drive, Suite A, Minneapolis, Minnesota         55344-3733
     (Address of principal executive offices)                       (Zip Code)

                                 (952) 944-5857
                (Company's telephone number, including area code)



                                 Not applicable.
          (Former name or former address, if changed since last report)
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Item 5.  Other Events.
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     On December 28, 2000, Optical Sensors Incorporated, a Delaware corporation
(the "Company"), sold 2,000,000 shares of its Series A Preferred Stock to Circle F Ventures, LLC, a Georgia limited liability company ("Circle F") for an aggregate purchase price of $500,000. This sale was the last of three separate sales of shares of Series A Preferred Stock made pursuant to Securities Purchase Agreement dated August 11, 2000 between the Company and Circle F (the "Purchase Agreement"). The Purchase Agreement was previously filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter year ended June 30, 2000 (File No. 0-27600).

     Under the Purchase Agreement, the Company agreed to issue, and Circle F agreed to purchase upon request of the Company, up to 4,333,334 shares of Series A Preferred Stock for an aggregate purchase price of $1,500,000. The Purchase Agreement provides for a per share price of shares of the Series A Preferred Stock of $.50 for the first $500,000 of purchase price, $.375 for the next $500,000 of purchase price, and $.25 for the final $500,000 of purchase price.

     On August 11, 2000, the Company issued 1,000,000 shares of the Series A Preferred Stock to Circle F at $.50 per share under the Purchase Agreement, and issued an additional 1,333,334 shares under this agreement to Circle F on October 3, 2000 at $.375 per share. As a result of the August 11, October 3 and December 28, 2000 sale, Circle F holds an aggregate of 4,333,334 shares of Series A Preferred Stock which were purchased from the Company at an average price of $.346 per share.

     Each share of Series A Preferred Stock entitles the holder thereof to vote on all matters submitted to holders of Common Stock, and each shares of Preferred Stock has the number of votes equal to the number of shares of the Company's common stock, par value $.01 per share (the "Common Stock"), into which it may be converted. Each share of Series A Preferred Stock is currently convertible into one share of Common Stock.

     In addition to the 4,333,334 shares of Series A Preferred Stock, Circle F, is the holder of a Convertible Promissory Note date March 10, 2000 with a principle amount of $606,667. The Note is convertible into units ("Units"), each Unit consisting of 50,000 shares of the Common Stock, and a five-year warrant to purchase 12,500 shares of Common Stock (the "Warrants") The conversion price per Unit is equal to $50,000 multiplied by the lowest price at which the Company sells any shares of its capital stock after August 11, 2000. Similarly, the exercise price of each warrant is also equal to lowest price at which the Company sells any shares of its capital stock after August 11, 2000. Sales pursuant to the exercise of an option, right or warrant to subscribe for shares of Common Stock that were outstanding on August 11, 2000 or options granted under the Company's stock option plan are not taken into account when determining the conversion price per Unit or the exercise price for the Warrant.

     As a result of the sale of shares of Series A Preferred Stock on December 28, 2000 at $.25 per share, the current conversion price per Unit is now $12,500 per Unit and the exercise price for the Warrants is $.25. Therefore, the Note may be converted, at any time at the option of Circle F, into 2,426,668 shares of Common Stock and a Warrant to purchase an additional 606,667 shares of Common Stock at $.25 per share.

     Hayden R. Fleming, who is the managing member of Circle F and has the sole power to vote the shares of Common Stock held by Circle F, is the beneficial owner of 231,372 shares of


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Common Stock. Mr. Fleming is also the beneficial owner of a Convertible
Promissory Note dated March 10, 2000 with a principle amount of $93,333, which may be may be converted, at any time at the option of Mr. Fleming, into 373,332 shares of Common Stock and a Warrant to purchase an additional 93,333 shares of Common Stock at $.25 per share.

     If Circle F was to convert all of its shares of Series A Preferred Stock into Common Stock, convert the entire balance of its Note into Units and exercise the Warrants acquired upon conversion of its Note, it would hold 7,366,669 shares of Common Stock. If Mr. Fleming, who has the sole power to vote the shares held by Circle F, was to convert the entire balance of his Note into Units and exercise the Warrants acquired upon conversion of his Note, he would have the right to vote shares of 8,064,706 shares Common Stock, which would represent approximately 48.0% of the Company's outstanding shares of Common Stock.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       OPTICAL SENSORS INCORPORATED


                                       By: /s/ Paulita M. LaPlante
                                           -------------------------------------
                                           Paulita M. LaPlante
                                           President and Chief Executive Officer


Dated: January 12, 2001


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